Exhibit 8.1

ACE Limited 17 Woodbourne Avenue	PricewaterhouseCoopers AG Birchstrasse 160 8050 Zürich Phone +41 58 792 44 00 Fax +41 58 792 44 10 Direct Phone +41 58 792 44 72 Direct Fax +41 58 792 44 10 www.pwc.ch

Hamilton HM 08 Bermuda

29 May 2008

Relocation of ACE Limited to Switzerland: Swiss Tax Opinion

Dear Sirs,

We have acted as special Swiss tax advisor to ACE Limited, a Cayman Islands company limited by shares (the “Company”) in connection with the proposed continuation of the Company as a Swiss company pursuant to a continuation procedure under Cayman Islands and Swiss law (the “Continuation”).

For purposes of the opinion set forth below, we have reviewed and relied upon (i) the proxy statement/prospectus dated May 29, 2008, relating to the Continuation, as filed with the U.S. Securities and Exchange Commission on the date hereof (the “Proxy Statement/Prospectus”) contained in the Registration Statement on Form S-4 (No. 333-150367), (ii) a ruling letter from the Swiss Federal Tax Authority as well as on a ruling letter from the Zurich Cantonal Tax Authority and (iii) such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. We have assumed without investigation or verification that all statements contained in the foregoing documents are true, correct, and complete as of the date hereof and will remain true, correct and complete as of the consummation of the Continuation.

Based upon and subject to the foregoing, the discussion contained under the heading “Proposal No. 5: Approval of the Continuation — Material Tax Considerations — Material Tax Considerations with Respect to the Par Value Change and the Continuation — Swiss Taxation,” and “Proposal No. 5: Approval of the Continuation — Material Tax Considerations — Taxation of ACE and its Subsidiaries — Swiss Taxation” and “Proposal No. 5: Approval of the Continuation — Material Tax Considerations — Taxation of Shareholders — Swiss Taxation” is, on the date hereof and subject to the limitations, qualifications and assumptions described therein and insofar as it addresses matters of Swiss or Canton Zurich tax law or tax considerations, a fair summary in all material respects of the matters purported to be described therein.

With offices in Aarau, Basel, Berne, Chur, Geneva, Lausanne, Lugano, Lucerne, Neuchâtel, Sitten, St. Gallen, Thun, Winterthur, Zug and Zurich, PricewaterhouseCoopers AG is a provider of auditing services and tax, legal and business consultancy services. PricewaterhouseCoopers AG is a partner in a global network of companies that are legally independent of one another and is located in some 150 countries throughout the world.

Our opinion is based on the current provisions of Swiss tax law and the regulations thereunder in effect on the date hereof, all judicial decisions interpreting such provisions reported before the date hereof, all proposed amendments to Swiss Federal tax law respectively Zurich Cantonal tax law and the regulations thereunder announced or released by the Swiss Confederation or Canton Zurich prior to the date hereof and our understanding of the current published administrative policies and assessment practices of the Swiss Federal Tax Authority and of the Zurich Cantonal Tax Authority. It is possible that changes could be made to such legislation, regulations, proposed amendments or administrative practices and assessment policies before the date on the Proxy Statement/Prospectus that could affect our opinion and the accuracy of the summary of principal Swiss federal income tax, withholding tax, issuance and transfer stamp tax as well as Zurich Cantonal income tax considerations referred to above. We do not undertake to inform you of any such changes or of any changes to such legislation, regulations, proposed amendments or administrative policies or assessing or of any judicial decisions practices after the date of the Proxy Statement/Prospectus that may affect our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal and Tax Matters” in the Proxy Statement/Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Yours faithfully,

PricewaterhouseCoopers AG

/s/ Andreas Staubli                                         /s/ Dieter Wirth